Exhibit 99.3

[LETTERHEAD OF BANK OF AMERICA MERRILL LYNCH]

Board of Directors Abraxis BioScience, Inc. 11755 Wilshire Blvd. Suite 2000 Los Angeles, CA 90025	July 28, 2010

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 30, 2010, to the Board of Directors of Abraxis BioScience, Inc. (“Abraxis”) as Annex E to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors to Abraxis — Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE MERGER — Opinions of Financial Advisors to Abraxis — Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the joint proxy statement/prospectus relating to the proposed merger involving Abraxis, Artistry Acquisition Corp. and Celgene Corporation (“Celgene”), which joint proxy statement/prospectus forms a part of Celgene’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED